Exhibit 107

CALCULATION OF FILING FEE TABLE

424(b)(5)

(Form Type)

Edison International

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock	457(r)			$500,000,000	0.0000927	$46,350

	Total Offering Amounts					$500,000,000		$46,350

	Total Amount of Fee Offsets

	Total Fee Due Net of Fee Offsets							$46,350